Exhibit 3

                           Santa Anna Holdings, Inc.
                               1132 South Lewis
                               Tulsa, OK  74104

                                                       January 5, 1997
Emerald Investors, L.L.C.
c/o Rod Smith
7111 West Washington
Indianapolis, IN       46421

              Reference is hereby made to the Share Exchange Agreement dated as of January 5, 1997 (as the same may be from time to time amended, supplemented or otherwise modified, the "Exchange Agreement") among Republic Industries, Inc., a Delaware corporation, National Car Rental System, Inc., a Delaware corporation ("National"), and you and us as stockholders of National. Terms defined therein and not herein defined are used herein as therein defined.

              Please confirm your agreement with us that, during the two-year period following the Closing, you will not sell, transfer, encumber or otherwise dispose of more than 50% of the shares of Parent Common Stock which you receive in the Agreement. Your agreement set forth herein will be binding on your members to the extent any of the Parent Common Stock is distributed to them at any time in the future. The foregoing obligation will terminate if the Internal Revenue Service adopts regulations terminating the continuity of interest requirement giving rise to such obligation. Nothing herein will be deemed to constitute an implication or admission by you that you have any present intent to sell, transfer, encumber or otherwise dispose of any of the shares of Parent Common Stock which you receive in the Agreement.

              Please also confirm that you hereby waive all your rights under the Stockholders' Agreement dated as of June 8, 1995 between Santa Anna Holdings, Inc. and NCR Acquisition Corp., as supplemented by a Supplemental Agreement, dated as of December 28, 1995, with respect to the Exchange Agreement, the Acquisition and all other transactions contemplated thereby.

              If the foregoing correctly reflects your agreement, please so indicate by signing below and returning a copy of this letter to us.

                             SANTA ANNA HOLDINGS, INC.

                             By:  /s/ William E. Lobeck, Jr.

Acknowledged and agreed as of
the date set forth above:

EMERALD INVESTORS, L.L.C.

By:  /s/ Rodney G. Smith